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                                                                    EXHIBIT 99.2

                                LAMAR MEDIA CORP.
                            5551 CORPORATE BOULEVARD
                              BATON ROUGE, LA 70808

      LAMAR MEDIA CORP. TO OFFER $125 MILLION IN SENIOR SUBORDINATED NOTES

Baton Rouge, LA - Thursday, May 29, 2003 - Lamar Media Corp., a wholly-owned subsidiary of Lamar Advertising Company (NASDAQ: LAMR), today announced that it intends to offer up to $125 million in senior subordinated notes in an institutional private placement, subject to market and other conditions. The net proceeds of the offering will be used to redeem approximately $100 million of the outstanding $199 million principal amount of Lamar Media's 8 5/8% Senior Subordinated Notes due 2007 and for general corporate purposes. Lamar Media has the right to redeem all or a portion of the 8 5/8% notes at 104.313% of the principal amount plus accrued and unpaid interest.

This announcement is neither an offer to sell nor a solicitation to buy any of the notes.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside of the United States in accordance with Regulation S under the Securities Act. Unless so registered, the notes may not be sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release contains forward-looking statements regarding Lamar Media's ability to complete the offering and redeem a portion of its 8 5/8% Senior Subordinated Notes due 2007. These forward-looking statements involve a number of risks and uncertainties. Among important factors that could cause actual results to differ materially from those indicated in such forward-looking statements are uncertainties relating to market conditions for corporate debt securities in general and our notes in particular.

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